SEARCH RESELLER PROGRAM TERMS – If Representative participates in the Search Reseller Program (Southeast Asia only), the following Program Terms apply.

1. USE AND DEFINITIONS. We provide Representative access to the Search Reseller Program (“Program”) for Representative’s use. For these Search Reseller Program Terms only, “Account” means each account(s) in the Sponsored Search Program and/or Content Match(R) Program (collectively, the “Sponsored Ads Programs”) in Vietnam (the “Territory” and collectively, the “Territories”) which is (i) originated by Representative, opened by Representative and/or us, and approved by us, (ii) Active, and (iii) designated by a Promotional Code, if any, or such other information as we may require. An Account is “Active” if there is a Spend associated with such Account. For an Account, “Spend” is the amount of service fees and/or charges payable to us in a Calendar Quarter during the Term on or after the Spend Commencement Date. The “Spend Commencement Date” is the date of the first click on an ad of an Account in the Sponsored Ads Programs. A “Calendar Quarter” is any calendar quarter specified in Table I below and within the duration of the Term of these Search Reseller Program Terms. A “Promotional Code” is that particular promotional code provided in writing by us to Representative to be associated with an Account. Representative agrees to change the Promotional Code from time to time as required by us in writing. Without limiting and subject to the provisions of the Master Terms and Conditions and the Reseller Program Terms, if an Advertiser is an advertiser with us directly or through another representative, such Advertiser will be considered an Account for purposes of this Search Reseller Program only if the Selected Ad Group and/or campaign of Advertiser is different than the Selected Ad Group and/or campaign which the Advertiser uses with us directly or through another representative. Terms used in these Search Reseller Program Terms, but not defined herein, will have the meanings given to such terms in the Master Terms and Conditions.

2. REPRESENTATIVE OBLIGATIONS.

(a) Representative shall provide account management services to advertisers including the set up of Advertiser accounts, the set up of search listings in compliance with the Yahoo! Search Marketing editorial guidelines, and the on-going support of advertiser accounts in the Sponsored Ads Programs.

(b). Representative shall work with us to put in place a process for account management services quality tracking and for application of remedy actions as necessary.

(c) Representative shall not solicit search marketing business from any companies named by us and notified to Representative (“Named Companies”). Any sales to Named Companies will not be used in the determining whether Representative has achieved the Targets.

3. BONUS.

(a) Forty-five (45) days after the end of each Calendar Quarter set forth in Table I below, Representative is eligible to be paid Spend Bonuses as set out in Table II below based on the Spend across all Accounts in each Calendar Quarter (“Total Spend”):

Table I

Calendar Quarters

1 June – 31 August 2011
1 September – 30 November2011
1 December – 28 February 2012
1 March – 31 May 2012

Table II

Bonus based on Spend for all Accounts (“Spend Bonus”)

Total Spend	Spend Bonus (as a % of Total Spend)
[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]
[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]
[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]
[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]
[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]
[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

By way of illustration, [CONFIDENTIAL TREATMENT REQUESTED],

(b) Representative is not eligible to earn or receive any Spend Bonus: (i) for any period (a) Representative is in breach of the Master Terms and Conditions and/or the Reseller Program Terms, or (b) Representative is no longer participating in the Sponsored Ads Programs and/or the Search Reseller Program; (ii) on Representative’s own purchases of any advertising or other services provided by us; (iii) on an Advertiser’s purchase of any advertising or other services provided by us not through this Search Reseller Program; and/or (iv) relating to or arising out of: (a) revenues generated by accounts of other advertisers or representatives, (b) duplicate advertiser requisitions, activities, and/or listings, as determined by us, and/or (c) any Advertiser activity which is determined by us to be unreasonable.This Search Reseller Program is designed for and applies to Representatives and Advertisers in the Territory only, and no Spend Bonus shall be paid for any Accounts or Spend occurring outside the Territory.

(c) Representative agrees to submit in writing either to the account manager assigned by us to Representative, or our accounts receivable department, any disputes regarding a Spend Bonus within forty-five (45) days of such Spend Bonus being paid, otherwise Representative waives such dispute and such Spend Bonus will be final and not subject to dispute. Notwithstanding anything to the contrary contained in the Master Terms and Conditions, we may set-off, off-set, and/or net from any Spend Bonus, whether or not yet earned or paid, any amount(s) which is past due from you.

5. MODIFICATION. We may change any of the provisions of these Search Reseller Program Terms, including any requirements or parameters contained herein, at any time upon notice to Representative. If Representative rejects such change(s), Representative’s sole remedy is to terminate these Search Reseller Program Terms upon written notice to us within five (5) days of notice of such change(s). If Representative has not terminated these Search Reseller Program Terms within such period, Representative shall be deemed to have accepted such change(s).

6. TERM. Notwithstanding anything to the contrary in the Master Terms and Conditions, these Search Reseller Program Terms commence on the Effective Date and continue in force until 31 July 2012.

7. TERMINATION; EFFECTS OF TERMINATION. Representative may terminate these Search Reseller Program Terms for any or no reason upon ten (10) days written notice to us. If Representative’s participation in this Search Reseller Program terminates for any reason, Representative agrees to promptly (but no later than three (3) business days after the termination of Representative’s participation in this Search Reseller Program) remove from Representative’s website(s) and/or any promotional materials all references to (i) the Participating Programs, unless Representative is participating in another Program specifically permitting references to such Program by Representative, (ii) this Search Reseller Program, and/or (iii) Representative’s designation as a Reseller of the Sponsored Ads Programs. Section 4(b) (second sentence only), and this Section 7 (second, third, and fourth sentences only) of these Search Reseller Program Terms, shall survive any termination of these Search Reseller Program Terms. Termination of these Search Reseller Program Terms does not terminate the Master Terms and Conditions or any other Program.

These Search Reseller Program Terms are effective as of 1 May 2011 (“Effective Date”), and are subject to the Reseller Program
Terms and the Master Terms and Conditions you entered into effective as of 1 May 2011.

AGREED TO AND ACCEPTED:

Yahoo! Emerging Markets (Singapore) Pte Ltd:		Representative: Dot VN, Inc

By:	/s/ Margaret Chang	By:	/s/ Louis P. Huynh
Name:	Margaret Chang	Name:	Louis P. Huynh
Title:	General Manager, Yahoo! Search Marketing Yahoo! Southeast Asia	Title:	Executive Vice President of Operations and Business Development